Exhibit 10.2

Private Client Group Merrill Lynch Business Financial Services Inc. 222 North LaSalle Street 17th Floor Chicago, Illinois 60601 (312) 499-3261 FAX: (312) 449-3253 March 19, 2004

Continucare Corporation 80 SW 8th Street, Suite 2350 Miami, FL 33130

Re: Amendment to Loan Documents

Ladies & Gentlemen:

This Letter Agreement will serve to confirm certain agreements of Merrill Lynch Business Financial Services Inc, (“MLBFS”) and Continucare Corporation (“Customer”) with respect to: (i) that certain WCMA LOAN AND SECURITY AGREEMENT NO. 81-V07064 between MLBFS and customer (including any previous amendments and extensions thereof the “WCMA Agreement”), and (ii) all other agreements between MLBFS and Customer (the “Other Agreements”) or any party who has guaranteed or provided collateral for Customer’s obligations to MLBFS (a “Guarantor”) in connection therewith (the “Guaranty”, the Other Agreements and the WCMA Agreement, shall be referred to collectively as the “Loan Documents”). Capitalized terms used herein and not defined herin shall have the meaning set forth in the Loan Documents.

Subject to the terms hereof, effective as of the “effective Date” (as defined below), the Loan Documents are hereby amended as follows:

(a) The Fixed Charge Coverage Ratio covenant is hereby deemed released and terminated

Except as expressly ammended hereby, the Loan Documents shall continue in full force and effect upon all of their terms and conditions.

By his execution of this Letter Agreement, the below-named Guarantor hereby consents to the foregoing modifications to the Loan Documents, and hereby agrees that the “Obligations” under his Uncondintional Guaranty and/or agreements providing collateral shall extend to and include the Obligations of Customer under the Loan Documents, as amended hereby.

Customer and said Guarantor acknowledge, warrant and agree, as a primary inducement to MLBFS to enter into this Agreement, that: (a) no Default or Event of Default has occured and is continuing under the Loan Documents; (b) each of the warranties of Customer in the Loan Documents are true and correct as of the date hereof and shall be deemed remade as of the date hereof; (c) neither Customer nor said Guarantor have any claim against MLBFS or any of its affiliates arising out of or in connection with the Loan Documents or any other matter whatsoever; and (d) neither Customer nor said Guarantor have any defense to payment of any amounts owing, or any right of counterclaim for any reason under, the Loan Documents.

Provided that no Event of Default, or event which with the giving of notice, passage of time, or both, would constitute an Event of Default, shall then have occured and be continuing under the terms of the Loan Documents, the amendments and agreements in this Letter Agreement will become effective on the date (the “Effective Date”) upon which: (a) Customer and the Guarantor shall have executed and returned the duplicate copy of this Letter Agreement enclosed herewith; and (b) an officer of MLBFS shall have reviewed and approved this Letter Agreement as being consistent in all respects with the original internal authorization hereof.

MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC.

Continucare Corporation
March 19, 2004
Page No.2

Notwithstanding the foregoing, if Customer and the Guarantor do not execute and then return the duplicate copy of this Letter Agreement within 14 days from the date hereof, or if for any other reason (other than the sole fault of MLBFS) the Effective Date shall not occur within said 14-day period, then all of said amendments and agreements will, at the sole option of MLBFS, be void.

Very truly yours,

Merrill Lynch Business Financial Services Inc.

By: /s/ William Fessel / TS
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     William Fessel
     Senior Credit Manager

Accepted:

Continucare Corporation

By: /s/ Richard C. Pfenniger Jr.
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Printed Name: Richard C Pfenniger Jr.
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Title: CEO and President
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Approved:

/s/ Phillip Frost
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Phillip Frost